Exhibit 99.1

DERMTECH TO EXPLORE STRATEGIC ALTERNATIVES AND IMPLEMENT RESTRUCTURING PLAN

SAN DIEGO – April 18, 2024 – DermTech, Inc. (NASDAQ: DMTK) (DermTech or the Company), a leader in precision dermatology enabled by a non-invasive skin genomics technology, today announced that the special committee of its board of directors engaged TD Cowen to conduct a process exploring strategic alternatives to maximize stockholder value. Potential strategic alternatives that may be explored or evaluated include an acquisition, merger, reverse merger, business combination, sale of assets, licensing or other transaction involving the Company.

There can be no assurance, however, that the strategic review process will result in any such transaction or if a transaction is undertaken, that such transaction would close in a timely manner or at all. DermTech does not intend to comment on this strategic review process and will make further announcements in accordance with its ongoing disclosure obligations and pursuant to applicable laws and regulations. The Company will not be hosting a first-quarter 2024 earnings conference call as a result of today’s announcement.

The Company is also implementing a restructuring plan to significantly reduce expenses associated with its current operations to preserve cash. These restructuring actions will result in a workforce reduction of approximately 100 employees, or approximately 56% of DermTech’s workforce. The Company anticipates incurring a one-time restructuring charge of approximately $1.6 million in the second quarter of 2024 in connection with these restructuring actions.

Currently, the Company intends to continue laboratory operations during the strategic review and believes it has sufficient capacity to process orders for the DermTech Melanoma Test (DMT).

The Company has also engaged AlixPartners as a restructuring advisor.

About DermTech

DermTech is a leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by its non-invasive skin genomics technology.

DermTech’s mission is to improve the lives of millions by providing non-invasive precision dermatology solutions that enable individualized care. DermTech provides genomic analysis of skin samples collected using its Smart StickersTM. DermTech develops and markets products that facilitate the assessment of melanoma. For additional information, please visit www.dermtech.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “explore,” “estimate,” “project,” “budget,” “forecast,” ”aim,” “runway,” "outlook," “anticipate,” “intend,” “plan,” “strive," “may,” “will,” “sustain,” “remain," “continue,” “could,” “should,” “believe,” “predict,” “potential,” and similar expressions are intended to identify such forward‑looking statements. These forward-looking statements include, without limitation, expectations, evaluations and other statements with respect to: the performance, patient benefits, cost-effectiveness, commercialization and adoption of DermTech’s products and the market opportunity for these products; expectations regarding DermTech’s, future financial performance and ability to reduce cost, expenses and cash burn, including as a result of DermTech’s restructuring plan; and the prospects for DermTech’s review and evaluation of potential strategic alternatives; and the terms, timing, structure, benefits and costs of any strategic transaction and whether one will be consummated at all. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional capital when and as needed or on acceptable terms or its ability to complete a strategic transaction, the failure of which may result in DermTech having to further curtail its operations, liquidate or otherwise dispose of assets, wind-down or cease operations entirely, any of which may result in stockholders receiving limited or no value for their investment; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by government payers (including Medicare) and commercial payers; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to manage its existing and potential future operations (including with respect to processing test orders), retain its key employees, maintain or improve its operating efficiency and reduce operating expenses, including, in each case, after the restructuring actions are complete; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; (9) the potential outcome and timing of DermTech’s announced process to explore strategic alternatives, including the potential that no such transaction will be completed in a timely manner or at all or that such a transaction will result in significant or any value to stockholders; (10) DermTech’s ability to continue as a going concern and (11) other risks and uncertainties included in the “Risk Factors” section of the most recent Annual Report on Form 10-K filed by DermTech with the Securities and Exchange Commission (the “SEC”), and other documents filed or to be filed by DermTech with the SEC, including subsequently filed reports. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward- looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact
Steve Kunszabo
DermTech
(858) 291-1647
steve.kunszabo@dermtech.com